Exhibit 99.1

FIVE STAR QUALITY CARE, INC.

FOR IMMEDIATE RELEASE	Contact: Evrett W. Benton, President, Bruce J. Mackey Jr., Treasurer or Timothy A. Bonang, Manager of Investor Relations (617) 796-8387 www.fivestarqualitycare.com

Five Star Quality Care, Inc. Announces Financial Results for the Quarter Ended September 30, 2004

Newton, MA (November 15, 2004).  Five Star Quality Care, Inc. (AMEX: FVE) today announced its financial results for the quarter and nine months ended September 30, 2004, compared to the same periods in 2003, as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Total revenues	$155,508	$146,029	$460,553	$428,261
Total expenses	154,527	146,762	457,548	432,507

Income (loss) from continuing operations	981	(733)	3,005	(4,246)

Provision for income taxes	(112)	—	(112)	—

Income (loss) from discontinued operations	22	(433)	(553)	(1,431)

Net income (loss)	$891	$(1,166)	$2,340	$(5,677)

Weighted average shares outstanding	8,535	8,505	8,523	8,471

Basic and diluted income (loss) per share from continuing operations	$0.10	$(0.09)	$0.34	$(0.50)

Net income (loss) per share	$0.10	$(0.14)	$0.27	$(0.67)

Five Star Quality Care, Inc., is a healthcare services company that operates senior living communities.  FVE owns and leases 101 communities with 13,967 living units located in 25 states.  These communities include independent and assisted living communities and skilled nursing facilities.  FVE is headquartered in Newton, Massachusetts.

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Five Star Quality Care, Inc.

Consolidated Statement Of Operations

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues:
Net revenues from residents and patients	$151,685	$145,867	$450,047	$427,871
Pharmacy revenue	3,563	76	8,582	76
Interest and other income	260	86	1,924	314
Total revenues	155,508	146,029	460,553	428,261

Expenses:
Wages and benefits	80,140	77,766	241,342	232,044
Other operating expenses	42,933	39,717	122,961	113,969
Management fee to Sunrise Senior Living Services, Inc.	4,973	4,381	14,164	12,900
Rent to Senior Housing Properties Trust	20,589	19,363	61,170	57,334
General and administrative	4,854	4,494	14,789	12,887
Depreciation and amortization	947	810	2,786	2,549
Interest expense	91	231	336	824
Total expenses	154,527	146,762	457,548	432,507

Income (loss) from continuing operations before income taxes	981	(733)	3,005	(4,246)
Provision for income taxes	(112)	—	(112)	—

Income (loss) from continuing operations	869	(733)	2,893	(4,246)

Income (loss) from discontinued operations	22	(433)	(553)	(1,431)

Net income (loss)	$891	$(1,166)	$2,340	$(5,677)

Weighted average shares outstanding	8,535	8,505	8,523	8,471

Basic and diluted income (loss) per share from:
Continuing operations	$0.10	$(0.09)	$0.34	$(0.50)
Discontinued operations	—	(0.05)	(0.07)	(0.17)

Net income (loss) per share	$0.10	$(0.14)	$0.27	$(0.67)

Five Star Quality Care, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	September 30, 2004	December 31, 2003
Assets

Current assets:
Cash and cash equivalents	$18,612	$17,611
Accounts receivable, net of allowance	35,572	30,581
Prepaid expenses and other current assets	9,855	7,871
Total current assets	64,039	56,063

Property and equipment, net	43,311	55,484
Other long term assets	39,867	35,823
Total assets	$147,217	$147,370

Liabilities and Shareholders’ Equity

Current liabilities	$50,243	$58,145
Long term liabilities (1)	25,157	18,417
Mortgage note payable (long term)	4,947	6,381
Shareholders’ equity: 8,538,634 common shares outstanding as of September 30, 2004	66,870	64,427
Total liabilities and shareholders’ equity	$147,217	$147,370

(1) Long term liabilities principally include obligations to residents for deposits and prepaid services at the communities that are managed for FVE by Sunrise Senior Living Services, Inc.  The non-refundable amounts of these prepayments are amortized into revenues over the periods during which the service obligations are expected to be satisfied.

As Reported (includes information from the dates operations by FVE commenced):

	Three Months ended September 30,			Nine months ended September 30,
	2004	2003	Change	2004	2003	Change

Revenues from residents (in 000s)	$151,685	$145,867	4%	$450,047	$427,871	5%
Community expenses (in 000s)	$123,073	$117,483	5%	$364,303	$346,013	5%
Total expenses (in 000s)	$154,527	$146,762	5%	$457,548	$432,507	6%
No. of communities (end of period)	101	100	+1	101	100	+1
No. of living units (end of period)	13,967	13,862	+105	13,967	13,862	+105
Occupancy	90%	89%	+1%	89%	89%	—
Average daily rate	$131	$129	2%	$132	$127	4%
Revenue per day per available unit	$118	$114	4%	$118	$113	4%
Percent of revenues from Medicare and Medicaid	43%	41%	+2%	43%	40%	+3%
Percent of revenues from Private and Other	57%	59%	-2%	57%	60%	-3%

“Same Store” Communities (communities that we operated continuously since July 1, 2003 and January 1, 2003, respectively):

	Three Months ended September 30,			Nine months ended September 30,
	2004	2003	Change	2004	2003	Change

Revenue from residents (in 000s)	$150,679	$145,867	3%	$445,132	$426,610	4%
Community expenses (in 000s)	$121,387	$117,421	3%	$358,430	$344,895	4%
No. of communities (end of period)	100	100	—	97	97	—
No. of living units (end of period)	13,862	13,862	—	13,719	13,719	—
Occupancy	89%	89%	—	89%	90%	-1%
Average daily rate	$132	$129	2%	$133	$127	5%
Revenue per day per available unit	$118	$114	4%	$119	$114	4%
Percent of revenues from Medicare and Medicaid	43%	44%	-1%	43%	41%	+2%
Percent of revenues from Private and Other	57%	56%	+1%	57%	59%	-2%